EXHIBIT 99.1

Contact:          Dr. Donald G. Meyer
                  Chairman of the Board
                  Binks Sames Corporation
                  (847) 671-3000  or

                  Ronald G. Bottrell
                  DNW Communications
                  (312) 467-0760


FOR IMMEDIATE RELEASE
---------------------


                    BINKS SAMES RELEASES FINAL 1997 RESULTS;
                        REACHES AGREEMENT WITH BANK GROUP

FRANKLIN PARK, IL, March 17, 1998--Binks Sames Corporation (ASE: BIN) today announced audited results for its fiscal year ended November 30, 1997. Fiscal 1997 net sales were $237 million, compared to $297 million in fiscal 1996, a decrease of $60 million or 20 percent. The Company recorded a net loss of $40.1 million, or $13.07 per share, compared to a net loss in fiscal 1996 of $11.1 million, or $3.60 per share. The fiscal 1997 loss is $5 million less than the preliminary loss announced January 29, due to a reduction in the income tax provision.

         As a result of successive years of losses and the related impact on the Company's financial condition, the Board of Directors announced on February 13 its decision to seek a sale of the Company. William Blair & Company, L.L.C. is serving as the Company's financial advisor.

         The Company also announced today that it reached agreement with its bank group and senior noteholder on revised credit facilities. The new facilities, which mature in September 1999, should provide the Company with sufficient liquidity through the sale process. The Company agreed to grant the bank group and its senior noteholder a security interest in substantially all of its U.S. assets and certain other collateral and to pay amendment fees and increased interest rate pricing in exchange for waiving all existing defaults and providing a $7 million bridge facility in addition to the outstanding obligations.

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Binks Sames Releases Fiscal 1997 Results - page 2


         Special charges had a substantial impact on the financial results in both fiscal years. In fiscal 1997, the Company recorded $21.1 million of special charges ($19.8 million after tax, or $6.46 per share). The fiscal 1997 special charges included $9.6 million of impairment and restructuring charges, $8.7 million of product related costs, including exceptional contract cost overruns and inventory write-downs attributable to product line rationalization, and $2.8 million of warranty and dispute resolutions costs. In addition, the Company recorded a $10 million charge to reduce the balance sheet carrying amounts of deferred tax assets recorded in prior years. In fiscal 1996, the Company recorded special charges totaling $18.9 million ($12.6 million after tax, or $4.07 per share). The fiscal 1996 special charges included $9.0 million of impairment and restructuring charges, $7.1 million to write down inventories due to product line rationalization, and $2.8 million of warranty and dispute resolution costs.

         Donald G. Meyer, Chairman of the Board, said the decline in net sales occurred principally in North America, where net sales of $103 million were 26 percent, or $37 million, below last year. "In part, the decline had been anticipated, due to fiscal 1996 rationalization measures that eliminated a large number of slow moving items from the product line," Meyer said. "The sales decline was also attributable to problems encountered in transferring production to Longmont, Colorado from the Franklin Park, Illinois manufacturing facility that was closed in February 1997."

         The Company also experienced a decline in net sales from its French subsidiary Sames S.A., whose fiscal 1997 net sales were $56 million, a decline of $20 million. If French franc to U.S. dollar average exchange rates had not changed between years, fiscal 1997 net sales measured in U.S. dollars would have been $65 million, or a decline of $11 million. The balance of the decline was due to lower worldwide demand for large automotive installations, compared to fiscal 1996 which was a record year for such installations.

Binks Sames Releases Fiscal 1997 Results - page 3


         Meyer, a longtime Binks Sames director who was named Chairman of the Board last month, said that despite the disappointing fiscal 1997 results there are some positive developments in recent months. "Our order volume picked up in February, we are seeing improved cash flow, and the backlog situation is improved, due to efficiencies at our Longmont, Colorado production facility," Meyer said.

         Binks Sames is a leading designer, manufacturer and distributor of spray finishing and coating application equipment.

                                      # # #

         (Statements regarding the Company's liquidity and improving operations constitute "forward-looking statements" within the meaning of 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the Company's actual cash flow from operations, order volume and backlog reduction. No assurance can be given that the forward-looking statements will prove to be accurate.)

Binks Sames Releases Fiscal 1997 Results - page 4


                             BINKS SAMES CORPORATION
                         SUMMARY OF CONSOLIDATED RESULTS


                                                        3 MONTHS ENDED                       12 MONTHS ENDED
                                                        --------------                       ---------------
                                                   11-30-97          11-30-96           11-30-97          11-30-96
                                                   --------          --------           --------          --------


Net Sales................................       $ 51,934,000      $ 96,845,000      $ 236,998,000     $ 296,686,000
Net Earnings.............................       $(37,017,000)     $(12,741,000)     $ (40,080,000)    $ (11,108,000)
Net Earnings Per Share...................       $     (12.08)     $      (4.13)     $      (13.07)    $       (3.60)
Average Shares Outstanding...............          2,995,430         3,088,837          3,065,549         3,088,837
